EXHIBIT 4.3

Executive employment agreement – Mr John M Stewart (as Managing Director and

Chief Executive Officer, National Australia Group Europe Limited)

WITHOUT PREJUDICE

SUBJECT TO CONTRACT

THIS AGREEMENT is made

BETWEEN:

NATIONAL AUSTRALIA GROUP EUROPE LIMITED whose registered office is situated at 88 Wood Street, London EC2V 7QQ (“the Company”);

and

JOHN STEWART of Westdown Farm, Shipley Hills Road, Meopham, Kent DA13 0JP (the “Executive”)

IT IS AGREED as follows:

1              APPOINTMENT

1.1           The Company shall employ the Executive and the Executive shall serve the Company as Managing Director and Chief Executive Officer (“CEO”) National Australia Group Europe, and Executive Director National Australia Bank Principal Board (the “Position”) on and subject to the terms of this Agreement.

2              COMMENCEMENT AND EMPLOYMENT

2.1           Subject to Clauses 2.2, 2.3 and 14, the Employment shall commence no later than 1 September 2003.  The Employment shall continue for an initial three year term and shall continue thereafter on a rolling annual basis, unless otherwise expressly agreed in writing between the Executive and the Company.

2.2           The Employment may be terminated at any time by 12 calendar months’ written notice of termination from the Company to the Executive or by 3 calendar months’ written notice of termination from the Executive to the Company.

2.3           Notwithstanding the terms of Clause 2.1 and 2.2, the Employment shall automatically terminate when the Executive reaches age 60.

2.4           The Executive’s period of continuous employment will begin on the Commencement Date. No previous employment with any other employer shall be treated as continuous with the Employment.

3              DUTIES

3.1           The Executive shall be employed in the Position in which capacity he shall devote all his time, attention and skill to his duties hereunder and shall faithfully and diligently perform such duties and exercise such powers consistent therewith as may from time to time be assigned to or vested in him by the Company.

3.2           The Company reserves the right to assign to the Executive duties of a different nature either additional to or instead of those referred to in Clause 3.1 above, it being understood that he will not be assigned duties which he cannot reasonably perform or which would involve a reduction in status.

3.3           The Executive shall obey the reasonable and lawful orders of the Company, given by or with the authority of the Company, and shall comply with all the Company’s rules, regulations, policies and procedures from time to time in force.

3.4           The Executive may be required in pursuance of his duties to perform services not only for the Company but also for any Group Company and, without further remuneration (except as otherwise agreed), to accept any such office or position in any Group Company which is consistent with his position with the Company, as the Company may from time to time reasonably require. The Company may at its reasonable discretion assign the Executive’s employment to any Group Company on the same terms and conditions as set out herein.

3.5           The Executive shall keep the Company Board and the Principal Board promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company and provide such explanations in connection therewith as the Board may require.

3.6           The Executive’s normal working hours shall be 9.00am to 5.00pm Monday to Friday, and such additional hours (without further remuneration) as are necessary for the proper performance of his duties of employment (including any such hours which exceed the maximum weekly working time limit of 48 hours imposed by the Working Time Regulations 1998 or any re-enactment thereof).

4              EXCLUSIVITY OF SERVICE

4.1           The Executive shall not (without the prior written consent of the Company) during the Employment directly or indirectly be interested in, engage in, be concerned with, or provide services to, any other person, company, business entity or other organisation whatsoever (whether as an employee, officer, director, agent, partner, consultant or otherwise) PROVIDED THAT the Executive may hold up to 5% of any securities in a company which is quoted on any recognised Stock Exchange.

4.2           Subject to any written regulations issued by the Company which may be applicable to the Employment and/or to the Position, neither the Executive nor his Immediate Relatives shall be entitled or permitted to receive or obtain directly or indirectly any discount, rebate, commission or other benefit in respect of any business transacted (whether or not by the Executive) by or on behalf of the Company or any Group Company.  If the Executive, his Immediate Relatives or any company or business entity in which the Executive is interested, shall directly or indirectly obtain any such discount, rebate, commission or other benefit he shall forthwith account to the Company or Group Company for the amount received or value of the benefit so obtained.

4.3           The Executive confirms that he has disclosed fully to the Company all circumstances in respect of which there is, or there might be, a conflict of interest between the Company or any Group Company, and the Executive or his Immediate Relatives, and he agrees to disclose fully to the Company any such circumstances which may arise during the Employment.

5              REMUNERATION

5.1           The Company shall pay to the Executive a fixed remuneration of £485,000 per annum (“Basic Salary”), payable monthly in arrears by equal instalments. The Executive’s Basic Salary will be reviewed on 1st January each year and the first review will be 1st January 2004. There is no obligation on the part of the Company to increase the Basic Salary on any review but it shall not be decreased. The Executive is eligible to receive various benefits in addition to Basic Salary in accordance with Clause 8 and with relevant Company policies and practices.

5.2           The Executive shall also be eligible to participate in the Company’s Economic Value Added (EVA) Incentive Plan (“the Incentive Plan”), as outlined in Schedule 1. The annual target incentive opportunity (and the basis for its calculation) will be determined in each plan year in accordance with the rules of the Incentive Plan and Company practice. For the 2002/2003 Plan year, (ending 30 September 2003) the target incentive opportunity will be 100% of the Executive’s Basic Salary prorated in respect of the period from the Commencement Date to 30 September 2003. The 2002/2003 payment will be adjusted under the rules of the Incentive Plan to reflect both global Group Company performance, and individual performance (including objectives focussed on UK business performance). Further details regarding the Incentive Plan are available on request.

6              EXPENSES

The Company shall reimburse to the Executive (subject to production by the Executive of such receipts or other satisfactory evidence as the Company may require) all reasonable business expenses properly incurred and defrayed by him in the course of the Employment.

7              DEDUCTIONS

The Company shall be entitled at any time during the Employment, and/or on termination (howsoever arising), to deduct from the Executive’s remuneration in terms of this Agreement any monies due from him to the Company or any Group Company including but not limited to any overpayments, outstanding loans, advances, relocation expenses, holidays taken in excess of accrued entitlement and any other monies owed by him to the Company or any Group Company.

8              BENEFITS

8.1           In addition to Basic Salary, the Executive will be entitled to the benefits as outlined in Schedule 2.

8.2           The Executive will be eligible to participate in the National Australia Bank Executive Share Option Plan No.2 (“the Option Plan”) and the National Australia Bank Performance Rights Plan (“the Performance Rights Plan”) in accordance with the rules of the Option Plan and the Performance Rights Plan as applicable from time to time. Subject to any legal or regulatory requirements, including under relevant stock exchange listing rules, the Company will, in March 2003, procure that National Australia Bank Limited offers the Executive the right to be granted 125,000 options under the terms of the Option Plan rules and the right to obtain 31,250 performance rights under the terms of the Performance Rights Plan rules.

The Executive may be invited to participate in the Option Plan and the Performance Rights Plan in other years, although participation in the Option Plan and the Performance Rights Plan is entirely at the discretion of the Company.

These Option Plan rules and the Performance Rights Plan rules will be provided to the Executive upon commencement of Employment.

9              PLACE OF WORK

9.1           The Executive’s normal place of work shall be at the Company’s London head office.

9.2           In the performance of his duties hereunder, the Executive will be required to travel and work both throughout and outside the United Kingdom and in particular he will be required to travel to and work in Australia in the course of his employment. The Executive may be required to work overseas for periods in excess of one month at any one time.

10           SICKNESS BENEFITS

10.1         The Company reserves the right to require the Executive to undergo, at the Company’s expense, a medical examination by a doctor or consultant nominated by it.

10.2         If the Executive is absent from work due to sickness or injury he shall:

(a)           immediately inform the Company of his sickness or injury;

(b)           in respect of a consecutive period of absence lasting less than 8 days (including weekends), send to the Company a self-certification form in a format stipulated by the Company; and

(c)           in respect of any absence exceeding 7 consecutive days (including weekends), send to the Company a medical certificate signed by a doctor covering the whole period of absence.

10.3         Subject to the Executive complying with the terms of Clause 10.2, the Company will continue to pay full Basic Salary during any period of absence due to sickness or injury for up to a maximum period of 90 days and thereafter a sum equivalent to 50% of Basic Salary during any further period of absence due to sickness or injury for up to a maximum period of a further 90 days (both periods in a single period of one year), unless the Employment is terminated in terms of Clauses 2.2, 2.3 or 14.

10.4         Payment of Basic Salary in terms of Clause 10.3 shall be made less:

(a)           an amount equivalent to any Statutory Sick Pay, and any other benefits under any relevant legislation, received by the Executive; and

(b)           any sums which may be received by the Executive under any permanent health or other insurance policy effected by the Company or otherwise under the terms of this Agreement.

10.5         Once the Executive has received sick pay under Clause 10.3, the Executive shall have no right to any benefit or emolument from the Company during any further period of sickness absence except any remaining entitlement to Statutory Sick Pay and to any permanent health insurance benefit.

10.6         Where any payments are made to the Executive under any permanent health insurance scheme or arrangement all other benefits provided to or in respect of the Executive by the Company will cease immediately (if they have not done so already) except those benefits for which the Company received reimbursement in full of the total cost to it of the benefit, from the insurer under the appropriate scheme or arrangement.

11             HOLIDAYS

11.1         The Executive shall be entitled to receive his Basic Salary and contractual benefits in terms of this Agreement for all Bank and Public holidays applicable to employees in the United Kingdom, as detailed in the NAG Employee Handbook.  He will also be entitled to Basic Salary and such contractual benefits for 30 working days’ holiday in each holiday year (the period from 1 March to end February). The Executive may only take his holiday at suitable and convenient times to the Company.

11.2         The Executive’s entitlement to holiday during the first and last years of the Employment shall accrue on a pro rata basis for each complete month of service in the holiday year.

11.3         The Company shall, upon termination of the Employment, make payment in lieu of any outstanding holiday which has accrued but has not been taken by the Executive.  The Executive will be required to make a payment to the Company in lieu of any holiday taken in excess of the Executive’s accrued holiday entitlement at the date of termination of Employment.  Any sums due may be deducted from any money owing to the Executive.

11.4         The Executive may, with the consent of the Company, carry forward a maximum of 10 days’ holiday from one holiday year to the next.  Subject to this, holiday entitlement for one holiday year cannot be taken in subsequent holiday years and failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken, without any right to payment in lieu thereof.

12             PENSION

12.1         The Company shall pay annual contributions to a personal pension scheme nominated by the Executive and approved under Chapter IV of Part XIV of the Income and Corporation Taxes Act 1998 (the “Scheme”). The Executive shall provide to the Company such particulars of the Scheme which is to apply for the purposes of this clause and such other information in relation to the Scheme as the Company may reasonably require from time to time. The contribution shall be paid to the Scheme on or about the anniversary of the actual commencement date in each year of employment and in respect of part years of employment the Executive shall be entitled to a pro rata contribution.

The Company’s contributions, subject to the following paragraph, will be an amount equal to 25% of the Executive’s basic salary. However, this is subject to any Inland Revenue restrictions from time to time in force on the amount that may be contributed without tax being charged or other adverse tax consequences. Inland Revenue restrictions currently specify a maximum annual contribution as a percentage of the Executive’s relevant earnings in respect of the appropriate year of assessment (having regard to any contributions to the scheme or to any other arrangement paid by the Executive) (as mentioned in section 640 of the Income and Corporation Taxes Act 1988), and an earnings cap applied as at the date of payment of the contribution (pursuant to section 640A of the Income and Corporation Taxes Act 1988).

If the amount that can be contributed to the Scheme in accordance with Inland Revenue restrictions (the “Approved Contribution”) is less than 25% of the Executive’s basic salary in any appropriate year of assessment (“the Total Contribution”), the Company shall pay a sum equal to the difference between the Total Contribution and the Approved Contribution by way of an additional payment of annual salary in any appropriate year of assessment. The Company shall not be liable for any tax liability incurred by the Executive in respect of such payments.

12.2         A contracting-out certificate under the Pension Schemes Act 1993 is not in force in respect of the Employment.

13           CONFIDENTIALITY

13.1         The Executive shall neither during the Employment nor at any time after the termination thereof (howsoever arising) directly or indirectly: -

(a)           use for his own purposes or those of any other person, company, business entity or other organisation whatsoever; or

(b)           disclose to any person, company, business entity or other organisation whatsoever; or

(c)           through any failure to exercise due care and diligence, cause any unauthorised disclosure of,

any trade secrets or Confidential Information relating or belonging to the Company or any Group Company.

13.2         “Confidential Information” means details of suppliers and their terms of business, details of customers and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities and product lines, any information held on computer, any document marked confidential, any information which the Executive is told is confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons.

13.3         Nothing in Clause 13.1 above shall prevent the Executive from:-

(a)           using his own personal skills and expertise after the termination of his employment with the Company;

(b)           using or disclosing such information for the proper performance of his duties or as authorised by the Company;

(c)           making a protected disclosure under the Public Interest Disclosure Act 1998; or

(d)           disclosing such information if required to do so by a Court or similar authority.

13.4         The obligations contained in Clause 13.1 above shall continue to apply without limitation of time following the termination of the Employment, howsoever arising, but they shall cease to apply to any information or knowledge which may subsequently come into the public domain other than by way of unauthorised disclosure by the Executive.

14           TERMINATION

14.1         Notwithstanding Clause 2 above, the Company may terminate the Employment with immediate effect and without any payment in lieu of notice if the Executive is guilty of gross misconduct (including, but not limited to, conduct identified in the NAG Employee Handbook as constituting gross misconduct) or gross incompetence (justifying summary dismissal at common law) or wilful neglect of duty or, if he commits any other serious breach of this Agreement; or

(a)           acts in any manner (whether in the course of performing his duties or otherwise) which is likely to bring the Executive, the Company or any Group Company into disrepute; or

(b)           is convicted of an indictable criminal offence; or

(c)           becomes bankrupt, applies for or has made against him a receiving order, or makes any composition with his creditors ; or

(d)           resigns as a director of the Company or any Group Company (without the Company’s written consent); or

(e)           is guilty of continuing misconduct or material breach of the terms of this Agreement, after having received a written warning from the Company relating to the same; or

(f)            is disqualified from being a director by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment; or

(g)           is guilty of any breach or non-observance of any code of conduct, rule or regulation referred to in Clause 19; or

(h)           fails to comply with the requirements referred to in Clause 20.1 or ceases to be assessed as competent as referred to in Clause 20.2.

The above grounds are given by way of illustration only and are not an exhaustive list of reasons for summary dismissal.  Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.

14.2         Notwithstanding Clauses 2.1 and 2.2, the Company may terminate the Employment by giving, in writing, not less than statutory notice, if the Executive has been prevented by reason of ill health, injury or some other reason beyond his control, from performing his duties under this Agreement for a period or periods aggregating at least 180 days in the preceding period of twelve consecutive months save that, if it is a condition of eligibility for payments under the permanent health scheme which the Company maintains and in which the Executive participates from time to time in terms of Schedule 2, that the Executive is an employee of the Company, the Company shall not terminate the Employment by reason of ill health, injury or incapacity, where to do so would jeopardise the Executive’s expectation of receipt of any payment or benefit under such permanent health insurance scheme.  Nothing in this Clause 14.2 shall affect the Company’s ability to terminate the Employment for a reason other than ill health, injury or incapacity, (including termination in terms of Clause 14.1 or in the event of redundancy of the Executive) or the automatic termination of the Employment in terms of Clause 2.3.

14.3         On the termination of the Employment, howsoever arising, the Executive shall forthwith return to the Company in accordance with its instructions all correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or any Group Company or any of its or their clients (including but not limited to the Company’s car, keys, credit cards, passes) which are in his possession or under his control.

14.4         The Company shall be entitled at its sole discretion:

(a)           to terminate the employment immediately either instead of or at any time after notice of termination has been given (by either the Company or the Executive) and pay the Executive in lieu of Basic Salary and of contractual benefits in terms of this Agreement only (but excluding any bonus or incentive) to which the Executive would have been entitled during any notice period outstanding on the last day of Employment (provided, for the avoidance of doubt, that the right of the Company to make a payment in lieu of notice, does not give rise to any right of the Executive to receive such a payment); or

(b)           to require the Executive not to attend at work and/or not to undertake any work or duties and/or to carry out different duties commensurate with his status during any period of notice (whether given by the Executive or the Company).  For the avoidance of doubt during any period during which the Executive is so required not to attend at work and/or not to undertake any work or duties and/or to carry out such different duties;

(i)            the Executive may be required to refrain from contacting any employee or client of the Company or Group Company and will not be permitted to work either on his own or for any other person or business; and

(ii)           the Executive shall continue to receive his Basic Salary and contractual benefits in terms of this Agreement (but excluding any bonus or incentive).

14.5         The termination of the Employment shall be without prejudice to any right the Company may have in respect of any breach by the Executive of any of the provisions of this Agreement which may have occurred prior to such termination.

15           RESTRICTIONS AFTER TERMINATION

15.1         Definitions

Since the Executive is likely to have access to Confidential Information in the course of the Employment and to gain personal knowledge of and influence over suppliers, customers, clients and employees of the Company and Group Companies, the Executive hereby agrees with the Company that in addition to the other terms of this Agreement and without prejudice to the other restrictions imposed upon his by law, he will be bound by the covenants and undertakings contained in Clauses 15.2 to 15.5. In this Clause 15, unless the context otherwise requires:

“Confidential Information” is as defined in Clause 13.2;

“Critical Employee” means any person who was a director or employee of the Company at any time within the Relevant Period who by reason of his position as director or employee and in particular his seniority and expertise or knowledge of Confidential Information or knowledge of or influence over the clients, customers or contacts of the Company would be likely to cause damage to the Company if he were to leave the employment of the Company and become employed by a competitor of the Company;

“Customer” means any person to which the Company distributed, sold or supplied Restricted Goods or Restricted Services during the Relevant Period and with which, during that period either the Executive, or any employee under the direct or indirect supervision of the Executive, had material dealings in the course of employment with the Company, but always excluding therefrom, any division, segment, branch or office of such person with which the Executive and/or any such employee had no dealings during that period;

“Prospective Customer” means any person with which the Company had discussions during the Relevant Period regarding the possible distribution, sale or supply of Restricted Goods or Restricted Services and with which during such period the Executive, or any employee who was under the direct or indirect supervision of the Executive, had material dealings in the course of employment by the Company, but always excluding therefrom any segment, division, branch or office of that person with which the Executive and/or any such employee had no dealings during that period;

“Relevant Period” means the period of one year immediately preceding the Termination Date;

“Restricted Goods” means any products by the Company and with which the duties of the Executive were materially concerned or for which he was responsible during the Relevant Period, and/or any products of the same type or materially similar to those products;

“Restricted Period” means the period of 6 months commencing on the Termination Date;

“Restricted Services” means any services (including but not limited to technical and product support, technical advice and customer services) supplied by the Company and with which the duties of the Executive were materially concerned or for which he was responsible during the Relevant Period, or any services of the same type or materially similar to those services;

“Supplier” means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company and with which, during that period, the Executive, or any employee under the direct or indirect supervision of the Executive, had material dealings in the course of employment with the Company; and

“Termination Date” means the date upon which the Employment terminates.

15.2         Restrictive covenants

The Executive confirms that, neither during the Employment nor during the Restricted Period, without the prior written consent of the Company, whether by himself, through his employees or agents or otherwise and whether on his own behalf or on behalf of any person, directly or indirectly, he will not:-

(a)           so as to compete with the Company solicit business from or canvas any Customer or Prospective Customer in respect of Restricted Goods or Restricted Services;

(b)           so as to compete with the Company accept orders from, act for or have any business dealings with, any Customer or Prospective Customer in respect of Restricted Goods or Restricted Services;

(c)           solicit or induce or endeavour to solicit or induce any person who, on the Termination Date, was a Critical Employee (and with whom the Executive had material personal dealings during the Relevant Period) to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

(d)           employ or otherwise engage any Critical Employee in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Goods or Restricted Services if that business is, or seeks to be, in competition with the Company; or

(e)           solicit or induce or endeavour to solicit or induce any Supplier to cease to deal with the Company and shall not interfere in any way with any relationship between a Supplier and the Company.

15.3         Application of restrictive covenants to other Group Companies

Clause 15.2 shall also apply as though references to the “Company” include references to each Group Company in relation to which the Executive has in the course of the Employment or by reason of rendering services to or holding office in such Group Company:-

(a)           acquired knowledge of its trade secrets or Confidential Information; or

(b)           had personal dealings with its Customers or Prospective Customers; or

(c)           supervised directly or indirectly employees having personal dealings with its Customers or Prospective Customers,

but so that references in Clause 15.1 to the “Company” shall for this purpose be deemed to be references to the relevant Group Company. The obligations undertaken by the Executive pursuant to this Clause 15.3 shall, with respect to each Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company.

15.4         Effect of suspension on Restricted Period

If the Company exercises its right to suspend the Executive’s duties and powers under Clause 14.4 after notice of termination of the Employment has been given, the aggregate of the period of the suspension and the period after the Termination Date for which the covenants in this Clause 15 shall apply shall not exceed 6 months and if the aggregate of the two periods would exceed 6 months, the period after the Termination Date for which the covenants in this Clause 15 shall apply shall be reduced accordingly.

15.5         Further undertakings

The Executive hereby undertakes with the Company that he will not, without the consent of the Company (not to be unreasonably withheld or delayed), at any time:-

(a)           during the Employment or after the Termination Date engage in any trade or business or be associated with any person engaged in any trade or business using the names or incorporating the words National Australia Group /Clydesdale Bank /Yorkshire Bank /Northern Bank /National Irish Bank; or

(b)           after the Termination Date represent or otherwise indicate any association or connection with the Company or any Group Company or for the purpose of carrying on or retaining any business represent or otherwise indicate any past association with the Company or any Group Company.

15.6         Severability

The restrictions in this Clause 15, the terms of which have been fully explained to the Executive, as the Executive hereby acknowledges, are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if some part of it were deleted or the length of time or the geographical coverage of the restrictions reduced, the relevant restriction or restrictions shall apply with such deletion(s) or reduction(s) as may be necessary to make it or them valid and enforceable.

16           DIRECTORSHIPS

16.1         The Executive shall forthwith resign (without claim for compensation) from all directorships and other offices he may hold from time to time with the Company or any Group Company in the event of:-

(a)           the termination of his employment, howsoever arising; or

(b)           either the Company or the Executive serving on the other notice of termination of the Employment; or

(c)           the Company exercising its rights under Clause 14.4(b) above.

16.2         In the event of the Executive failing to comply with his obligations within Clause 16.1 above, he hereby irrevocably authorises the Company to appoint some person in his name and on his behalf to sign any documents, and/or do all things necessary or requisite, to give effect to such resignations as referred to in Clause 16.1 above.

17           DISCIPLINARY ISSUES

If the Executive is dissatisfied with any disciplinary decision or action against him, he should raise it with the Managing Director and CEO National Australia Group.

18           GRIEVANCE

If the Executive has any grievance relating to the Employment, he should raise it with the Managing Director and CEO National Australia Group.

19           COMPLIANCE WITH MODEL CODE

During the Employment the Executive shall comply in all respects with every rule of law, including without prejudice to the generality, the Model Code for Securities Transactions by Directors of Listed Companies contained in “The Listing Rules” issued by authority of the Council of the London Stock Exchange (the “Model Code”) and any regulations made by the Board from time to time pursuant to the Model Code for so long as any shares in the capital of the Company are dealt in on the unlisted securities market or listed on the London Stock Exchange.

20           FSA COMPETENCE REQUIREMENTS

20.1         The Executive must comply with any regulatory and compliance requirements which apply to the Position, including (but not limited to):

(a)           the Code of Conduct for Dealings in Investments by Directors and Employees;

(b)           the Code of Conduct for Handling Investment Business for Customers; and

(c)           the Financial Services and Markets Act 2000 (“FSMA”), all applicable secondary legislation made under the FSMA and all applicable rules, regulations and guidance of the Financial Services Authority (“FSA”) and any other statutory body involved in regulation of the activity carried out by the Executive in the Position or otherwise in the course of the Employment. [Subject to review in light of specific duties of the Executive.]

The Company may take disciplinary action, up to and including dismissal, if the Executive does not comply with these requirements.

20.2         The Position is subject to statutory regulation by the Financial Services Authority (“FSA”).  FSA Regulations require that, in order to perform the Position, the Executive must be assessed as competent on an ongoing basis, in line with appropriate criteria.  If the Executive fails to meet the appropriate standard of competence, the Company would be in contravention of its obligations under the FSA Regulations if it permitted the Executive to continue to work in the Position.  The Company will therefore take appropriate action to fulfil its regulatory obligations, which may result in termination of the Employment.

20.3         The Company shall provide to the Executive all reasonable assistance, training, support and access to advice (at the cost of the Company) in connection with statutory regulatory and compliance requirements.

21           DATA PROTECTION

The Executive acknowledges and agrees that the Company is permitted to hold personal information about the Executive as part of its personnel and other business records and may use such information in the course of the Company’s or the Group’s business. The Executive agrees that the Company may disclose such information to third parties in the event that such disclosure is in the Company’s view required for the proper conduct of the Company’s business or that of any Group Company. This Clause applies to information held, used or disclosed in any medium.

22           SEVERABILITY

The various provisions and sub-provisions of this Agreement are severable and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions or sub-provisions or identifiable parts thereof in this Agreement.

23           WARRANTY

The Executive represents and warrants that he is not a party to any agreement, arrangement, contract, understanding or otherwise, which would in any way directly or indirectly restrict or prohibit him from fully undertaking or performing the duties of the Employment, or any of them, in accordance with the terms and conditions of this Agreement.

24           CONTINUING PROVISIONS

Clauses 13, 14.5, 15, 16, 19 and 21 shall continue following termination of this Agreement.

25           NOTICES

Any notice to be given hereunder may be delivered, or be sent by first class post addressed, if to the Company, to its registered office for the time being or, if to the Executive, to his address stated in the heading of this Agreement or otherwise his address last known to the Company. Notices served by post shall be deemed served on the second business day after the date of posting. For the purposes of this Clause, “business day” means a day on which the Company is open for business in the place both of posting and of address of the notice.

26           DEFINITIONS

In this Agreement the following words and expressions shall have the meanings set out below:

“the Board” means the board of Directors for the time being of the Company or any committee duly appointed by the Board of Directors;

“Employment” means the emp1oyment of the Executive under this Agreement or as the contract requires, the duration of the employment;

“Group” means all of the Group Companies;

“Group Company” means the Company, or a company which is from time to time its holding company or subsidiary of the Company or its holding company and “holding company” and “subsidiary” shall have the meanings ascribed to them under section 736 Companies Act 1985 (as amended);

“Immediate Relatives” shall include husband, wife, common law spouse, partner, children, brothers, sisters, parents, grandparents, and the aforesaid relatives by marriage;

All references in this Agreement to the termination of the Executive’s employment “howsoever arising” (or such similar expressions) shall be treated as including but not limited to such termination by the Executive or the Company (with or without notice), by operation of law, and whether or not such termination is connected with or results from a repudiatory breach of this Agreement on the part of the Executive or the Company.

All references in this Agreement to Clauses, sub-Clauses and Schedules are, unless otherwise stated, references to Clauses, sub-Clauses and Schedules to this Agreement.

The headings to the Clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

27           NAG EMPLOYEE HANDBOOK

The NAG Handbook is not contractual for the purposes of the Executive’s employment and may be amended from time to time by the Company at its sole discretion and without giving the Executive prior warning. The NAG Handbook does not apply to the Position except as expressly provided for in this Agreement or as the context requires.

28           EQUAL OPPORTUNITIES

The Company is committed to a policy of Equal Opportunities. Details of this Policy together with the Equal Opportunities Complaints Procedure can be found in the NAG Handbook.

29           MISCELLANEOUS

29.1         This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject-matter hereof between the Company and the Executive all of which shall be deemed to have been terminated by mutual consent. This Agreement constitutes the entire Agreement between the parties as to the subject-matter hereof and no waiver or modification hereof shall be valid unless in writing, signed by the parties and only to the extent therein set forth.

30           CONDITIONS PRECEDENT

30.1            This Agreement and the rights and obligations of the parties hereto are entirely conditional on satisfaction of the following conditions precedent:

30.1.1   the Executive must be available to start work in the Position not later than 1 September2003, without being subject to any restrictions, in terms of any contract of employment with any other employer or otherwise, which would prevent the Executive performing any of the duties of the Position;

30.1.2   the Executive must undergo a medical examination and the medical report provided to the Company following such medical examination must be satisfactory to the Company (acting reasonably); and

30.1.3   any approvals, consents and references required by the FSA or any other relevant regulatory authority in relation to the Position must, as far as reasonably practicable, be obtained not later than 1 September 2003 and there must be no regulatory restriction preventing the Executive from performing any of the duties of the Position by the Commencement Date, provided that the Company shall take all reasonable steps to obtain such approvals, consents and references by such date.

30.2         In the event of any of the conditions in Clause 30.1 not being fulfilled by 1 September 2003, all liabilities of the parties under this Agreement shall cease and neither party shall have any claim.

31           GOVERING LAW

This Agreement is governed by and construed in accordance with English law.

AS WITNESS the hands of a duly authorised officer of the Company and of the Executive the day and year first before written.

SIGNED by Frank J Cicutto	)	[Original Signed]
Managing Director & CEO	)	14/3/2003
)
)
For and on behalf of	)

National Australia Group Europe Limited	)

SIGNED by the said John Stewart	)	[Original Signed]
	)	17/3/2003

SCHEDULE l

Annual EVA Incentive

The Executive will be eligible to participate in the Company’s EVA Incentive Plan (“the Incentive Plan”).

The first payment under the Incentive Plan will be prorated in respect of the period from the Commencement Date to 30 September 2003.

The Incentive Plan provides for payments as a percentage of Basic Salary, and reflects the Economic Value Added performance of the Group and of business units, as well as individual performance.

Payments are made following the end of the financial year to which they apply, and determination of Group, business unit, and individual performance for that year. No EVA incentive payment will be payable to the Executive after the date upon which the Company invokes Clause 14.4 of this agreement.

SCHEDULE 2

The Executive is entitled to receive the following benefits:

Company Car

The Executive shall have the use of a company car subject to and in accordance with the terms of the Company Car Policy, being a vehicle appropriate for the Executive’s use in performing his duties hereunder. The Executive shall be entitled to receive a vehicle Commensurate with his status within the Company.  Alternatively, in lieu of the provision by the Company of a car, the Executive may elect to receive an amount equivalent to the monthly lease cost of such a car.

National Partnership Share Plan

The Executive will be eligible to join the Partnership Share Plan provided they are an employee of a participating Company within the National, have at least 6 months continuous service and are a UK resident for tax purposes.   Further details are available in the NAGE Employee Handbook.

Medical Cover and Permanent Health Insurance

The Executive and his family shall be entitled to participate in the Company’s private medical insurance scheme (PPP) and in any permanent health insurance scheme which the Company maintains from time to time for the benefit of senior executives, in both cases subject to and in accordance with the rules of such private medical insurance and permanent health insurance schemes (together, for the purposes of this paragraph, “the Schemes”). The Company shall not be obliged to make any payments to the Executive, nor to pursue payment to the Executive by the providers of the Schemes in which the Executive participates, where such providers of such Schemes determine that he is not eligible to receive payment under the Schemes.  The Company reserves the right, at its sole discretion, to change the schemes and the level of benefits provided thereunder. Further details are available from Human Resources Shared Services Administration.

Life Insurance

The Executive shall be entitled to participate in a life insurance plan providing lump sum death in service cover of 4 x Basic Salary up to the level of the earnings cap`, subject to and in accordance with the rules of the life insurance plan.  The Company reserves the right, at its sole discretion, to change the schemes and the level of benefits provided under such life insurance plan. Further details are available from Human Resources Shared Services Administration.